Exhibit 10.21
Wachovia Capital Finance Corporation
(Canada)
141 Adelaide Street West
Suite 1500
Toronto, ON M5H 3L5
[Wachovia Logo]
March 18, 2009
VIA EMAIL
Mad Catz, Inc.
7480 Mission Valley Road
Suite 101
San Diego, California
92108
Dear Mr. Darren Richardson:
Re:      Wachovia Capital Finance Corporation (Central) and Mad Catz, Inc.
     Reference is made to the second amended and restated loan agreement dated as of October 30, 2006 between Mad Catz, Inc. (the “Borrower”) and Wachovia Capital Finance Corporation (Central) (the “Lender”) as amended by a first amending agreement dated as of November 20, 2007 (as amended, modified, supplemented, extended, renewed, restated or replaced from time to time, the “Loan Agreement”).
1.	Definitions. In this letter, unless otherwise defined or the context otherwise requires, all capitalized terms shall have the respective meanings specified in the Loan Agreement.

2.	Waiver of Event of Default.
(a)	An Event of Default has occurred under Section 9.1(a) of the Loan Agreement as a result of the breach of the EBITDA covenant in Section 8.13 of the Loan Agreement. More specifically, the Borrower failed to cause MCII to maintain a minimum consolidated EBITDA of US$8,008,000 for the trailing four (4) Fiscal Quarter period ending on December 31, 2008 (the “Existing Event of Default”).

(b)	In the sole and absolute discretion of the Lender, and in reliance on the specific description of the Existing Event of Default, the Lender hereby waives the Existing Event of Default.

(c)	Notwithstanding the foregoing, the waiver by the Lender as set forth herein:
(i)	shall not extend to any other Event of Default or any event, circumstance or omission which, with the giving of notice, a lapse of time or a failure to remedy the event, circumstance or omission within a lapse of time, would constitute an Event of Default (a “Default”);

(iii)	is intended to be limited to the specific purpose and intent for which same has been provided and does not prejudice any right or rights that the Lender or the US Collateral Agent may have or may have in the future under or in connection with the Financing Agreements including, without limitation, the exercise of any rights and remedies of the Lender and the US Collateral Agent; and

(iv)	the Lender and the US Collateral Agent reserve their respective rights and remedies at any time and from time to time in connection with any Default or Event of Default now existing or hereafter arising, other than the Existing Event of Default specifically waived herein.
3.	Amendment to Loan Agreement.
(a)	This letter is also an amendment to the Loan Agreement. Unless the context of this letter otherwise requires, the Loan Agreement and this letter shall be read together and shall have effect as if the provisions of the Loan Agreement and this letter were contained in one agreement. The term “Agreement” when used in the Loan Agreement means the Loan Agreement as amended by this letter, together with all amendments, modifications, supplements, extensions, renewals, restatements and replacements thereof from time to time.

(b)	The Loan Agreement is amended as follows:
(i)	Section 1.1 of the Loan Agreement is amended by adding the following new Section 1.26A:

“1.26A “Fixed Charge Coverage Ratio”

“Fixed Charge Coverage Ratio” shall mean, with respect to MCII and its subsidiaries on a consolidated basis for any trailing four (4) Fiscal Quarters (each a “Testing Period”) determined in accordance with GAAP, the quotient of, for each Testing Period, (a) EBITDA (defined as net income or net loss before interest, taxes, depreciation and amortization, excluding goodwill impairment or any other non-cash non-operating charges as approved by the Lender) minus unfunded CAPEX minus the sum of taxes paid in the period for which the test relates and taxes due in the period for which the test relates but which have not been paid at the time of the test minus distributions and dividends divided by (b) interest paid and interest due within the Fiscal Quarter that the test is being done but which has not been paid at the time of the test plus any principal due, excluding any balance outstanding under this Agreement. For the avoidance of doubt, the Lender and the Borrower agree that the compliance certificate attached hereto as Exhibit 1.26A accurately details the method for calculating the Fixed Charge Coverage Ratio.”

(ii)	The definition of “Interest Rate” in Section 1.32 of the Loan Agreement is amended by deleting “one quarter of one percent (0.25%)” and replacing it with “three quarters of one percent (0.75%)”.

(iii)	Section 8.13 of the Loan Agreement is deleted and replaced with the following:

“8.13 Fixed Charge Coverage Ratio

Borrower shall cause MCII to maintain a Fixed Charge Coverage Ratio of not less then 1.5:1.0 calculated at the end of each Fiscal Quarter for each Testing Period.”
(c)	The effective date of the amendment to the Loan Agreement provided in this letter is March 18, 2009.
4.	No Novations. Nothing in this letter, or in the Loan Agreement when read together with this letter, shall constitute a novation, payment, re-advance or reduction or termination in respect of any Obligations.

5.	Financing Agreement. This letter is a Financing Agreement.

6.	Amendment Fee. The Borrower shall pay to the Lender an amendment fee of US$50,000 which amendment fee shall be fully earned as of and payable on the date hereof.

7.	Expenses. The Borrower shall pay all fees, expenses and disbursements including, without limitation, legal fees, incurred by or payable to the Lender and US Collateral Agent in connection with the preparation, negotiation, completion, execution, delivery and review of this letter and all other documents and instruments arising therefrom and/or executed in connection therewith.

8.	Continuance of Loan Agreement and Security.
(a)	The Loan Agreement, as amended or modified by this letter, shall be and continue in full force and effect and is hereby confirmed and the rights and obligations of all parties thereunder shall not be affected or prejudiced in any manner except as specifically provided for herein. It is agreed and confirmed that after giving effect to this letter, all security delivered by the Borrower and the Obligors secures the payment of all of the Obligations including, without limitation, the obligations arising under the Loan Agreement, as amended or modified by the terms of this letter.

(b)	To induce the Lender to enter into this letter, the Borrower hereby confirms that after giving effect to this letter, (i) the Borrower and the Obligors are in compliance with all covenants in the Financing Agreements, (ii) all the representations and warranties set out in the Financing Agreements are true and accurate, and (iii) no Default or Event of Default has occurred or is continuing.

9.	Counterparts. This letter may be executed in any number of separate original or facsimile counterparts, each of which shall be deemed an original and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

10.	Governing Law. The validity, interpretation and enforcement of this letter and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the laws of the State of California.

11.	Further Assurances. At the request of the Lender at any time and from time to time, each of the Borrowers and the Obligors shall, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be requested by the Lender to effectuate the provisions or purposes of this letter.

12.	Amendments and Waivers. Neither this letter nor any provision hereof shall be amended, modified, waived or discharged orally or by course of conduct, but only by a written agreement signed by an authorized officer of the Lender and the US Collateral Agent, and as to amendments, as also signed by an authorized officer of the Borrower and the Obligors. The Lender and the US Collateral Agent shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of their respective rights, powers and/or remedies unless such waiver shall be in writing and signed by an authorized officer of the Lender and the US Collateral Agent. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Lender or the US Collateral Agent of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Lender or the US Collateral Agent would otherwise have on any future occasion, whether similar in kind or otherwise.

13.	Headings. The division of this letter into sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this letter.

14.	Successors and Assigns. This letter shall be binding upon and inure to the benefit of and be enforceable by the Lender, the US Collateral Agent, the Borrower and the Obligors and their respective successors and assigns.

15.	Partial Invalidity. If any provision of this letter is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this letter as a whole, but this letter shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

16.	Acceptance. If the foregoing correctly sets out our agreement, please indicate your acceptance of this letter by signing below and returning an executed copy to us by no later than 5:00 p.m. on March 18, 2009 (the “Effective Date”). If not so signed and returned to us on the Effective Date, this letter shall be null and void.

Yours truly,
US COLLATERAL AGENT AND LENDER:
WACHOVIA CAPITAL FINANCE
CORPORATION (CENTRAL)

By:		/s/ Bruno Mello

	Name:	Bruno Mello
	Title:	Assistant Vice President
Wachovia Capital Finance of Canada

By:		/s/ Carmela Massari

	Name:	Carmela Massari
	Title:	First Vice President
Wachovia Capital Finance of Canada
Agreed this 18th day of March 2009.
BORROWER:

MAD CATZ, INC.

By:		/s/ Darren Richardson

	Name:	Darren Richardson
	Title:	President & CEO

By:		/s/ Stewart Halpern

	Name:	Stewart Halpern
	Title:	CFO

OBLIGORS:
Each of the undersigned Obligors hereby:
(a)	acknowledges, confirms and agrees that such Obligor’s Financing Agreements (as each of the same may have been amended, modified, supplemented, extended, renewed, restated or replaced) remain in full force and effect as at the date hereof in respect of the Obligations under the Loan Agreement; and

(b)	acknowledges and confirms that such Obligor has received a copy of the Loan Agreement and this letter and understands and agrees to the terms thereof.
Dated as of the 18th day of March, 2009.

MAD CATZ INTERACTIVE, INC.		1328158 ONTARIO INC.

By: Name:	/s/ Darren Richardson Darren Richardson	By: Name:	/s/ Darren Richardson Darren Richardson
Title:	President & CEO	Title:	President

By:	/s/ Stewart Halpern
Name: Title:	Stewart Halpern CFO

MAD CATZ (EUROPE) LIMITED		MAD CATZ LIMITED

By: Name:	/s/ Darren Richardson Darren Richardson	By: Name:	/s/ Darren Richardson Darren Richardson
Title:	Director	Title:	Director

By: Name:	/s/ Stewart Halpern Stewart Halpern	By: Name:	/s/ Stewart Halpern Stewart Halpern
Title:	Director	Title:	Director

FX UNLIMITED, INC.		MAD CATZ INTERACTIVE
ASIA LIMITED

By: Name:	/s/ Darren Richardson Darren Richardson	By: Name:	/s/ Darren Richardson Darren Richardson
Title:	President	Title:	Director

By: Name:	/s/ Whitney E. Peterson Whitney Peterson	By: Name:	/s/ Stewart Halpern Stewart Halpern
Title:	Secretary	Title:	Director

WINKLER ATLANTIC HOLDINGS

By: Name:	/s/ Darren Richardson Darren Richardson
Title:	Director

By: Name:	/s/ Stewart Halpern Stewart Halpern
Title:	Director

SAITEK ELECKTRONIK VERTRIEBS
GMBH

By: Name:	/s/ Darren Richardson Darren Richardson
Title:	Director

By: Name:	/s/ Stewart Halpern Stewart Halpern
Title:	Director

SAITEK SA

By: Name:	/s/ Darren Richardson Darren Richardson
Title:	Director

By: Name:	/s/ Stewart Halpern Stewart Halpern
Title:	Stewart

Exhibit 1.26A
[See attached]

MAD CATZ INTERACTIVE INC.
FCCR Compliance Certificate
For the four-quarter period ended            12/31/2008

	Qtr. Ended	Qtr. Ended	Qtr. Ended	Qtr. Ended	Trailing
	3/31/2008	6/30/2008	9/30/2008	12/31/2008	Four Quarters

EBITDA for period ending:	$690	$283	$225	$4,211	$5,409

(minus) Unfunded CAPEX	$34	$275	$575	$277	$1,161
(minus) Taxes Paid	$910	$178	$231	$160	$1,479
(minus) Taxes Due	$0	$0	$0	$0	$0
(minus) Distributions	$0	$0	$0	$0	$0
(minus) Dividends	$0	$0	$0	$0	$0

Sub-Total	$(254)	$(170)	$(581)	$3,774	$2,769

Divided by:

Interest Paid	$319	$177	$196	$216	$908
(plus) Interest Due	$0	$0	$0	$0	$0
(plus) Principal Payments	$0	$0	$0	$0	$0
(plus) Principal Payments Due	$0	$0	$0	$0	$0

Sub-Total	$319	$177	$196	$216	$908

Actual FCCR	(0.80)	(0.96)	(2.96)	17.47	3.05

				Required FCCR	1.50

				Compliance	YES

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